Exhibit 99.1

CIFC Corp. Contact:	Brunswick Group Contact:
Nga Tran	April Kabahar-Emspak
(212) 624-1204	(212) 333-3810

CIFC CORP. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2011 RESULTS

 AND SHARE REPURCHASE PROGRAM

NEW YORK, March 29, 2012 — CIFC Corp. (NASDAQ: DFR) (“CIFC” or the “Company”) announced its results of operations for its fourth quarter and full year ended December 31, 2011 and announced a $10 million share repurchase program.

Full Year and Fourth Quarter 2011 Highlights

•                  In April 2011, the Company (formerly Deerfield Capital Corp. referred to hereinafter as “Legacy Deerfield”) merged (the “Merger”) with Commercial Industrial Finance Corp. (“Legacy CIFC”), which increased the Company’s collateralized loan obligation (“CLO”) assets under management (“AUM”) from $5.4 billion as of March 31, 2011 to $10.6 billion as of December 31, 2011.

•                  Following the Merger, the Company re-focused its business on fee-based asset management of investment funds based on corporate credit obligations, and on CLOs in particular. In addition, the Company exited non-core activities and assets, and changed its name to CIFC Corp.

•                  The Company successfully launched a new CLO, CIFC Funding 2011-I, Ltd. (“CIFC CLO 2011-I”), which closed on January 19, 2012.

•                  Adjusted Earnings Before Taxes (“AEBT”) for the year ended December 31, 2011 totaled $25.0 million compared to $19.6 million for the year ended December 31, 2010. This increase is primarily due to the increased AUM and related investment advisory fees earned since the Merger. AEBT for the fourth quarter of 2011 totaled $6.6 million compared to $10.8 million for the fourth quarter of 2010. This decrease is primarily due to lower net investment and interest income and higher compensation and benefits expense, which was partially offset by increased investment advisory fees. AEBT is a non-GAAP financial measurement that management uses to evaluate and present the Company’s economic results. See AEBT (Non-GAAP) section below for further details.

•                  GAAP net loss attributable to CIFC Corp. was $32.6 million, or $1.82 of net loss per share, for the year ended December 31, 2011 compared to net income of $85.9 million, or $7.81 of diluted net earnings per share, for the year ended December 31, 2010. GAAP net loss attributable to CIFC Corp. was $22.5 million, or $1.10 of net loss per share, for the fourth quarter of 2011 compared to net income attributable to CIFC Corp. of $76.2 million, or $4.76 of diluted net earnings per share, for the fourth quarter of 2010. As a result of the Merger and the significant tax valuation allowance adjustments that occurred in the fourth quarter of 2010, management believes that there is a lack of comparability with the prior year periods.

•                  Cash at December 31, 2011 totaled $36.0 million and, primarily as a result of non-core asset dispositions, increased to approximately $100 million as of February 29, 2012.

•                  The Company today also announced that its Board of Directors has authorized a share repurchase program of up to $10 million of CIFC’s common stock.

Fourth Quarter & Full Year 2011 Business & Financial Overview

“2011 was a watershed year” said Peter Gleysteen, President and Chief Executive Officer. “The first quarter was spent preparing for the Deerfield and CIFC merger which transformed the Company into one of the largest independent CLO managers globally. Goals for the year included integrating the businesses onto one platform, redefining our strategy to focus on fee-based asset management, disposing of non-core activities and assets, increasing cash reserves, strengthening our senior management team and initiating growth. I am delighted to confirm that we achieved all of these objectives. Especially noteworthy was the closing of a new CLO, including distribution of a third of its equity to outside investors, which we think is a significant statement of the power of our performance-based brand. Looking ahead, we believe there is growing investor demand for credit products with a high degree of safety and attractive risk-adjusted returns which CIFC is well-positioned and highly qualified to provide.”

Business Overview and Discussion of the Merger

In April 2011, the Company merged with Legacy CIFC, an asset manager focused primarily on management of corporate credit investments for third party investors. Legacy CIFC has one of the leading track records in the U.S. managed CLO segment. Pre-Merger, the Company had approximately $5.4 billion in CLO AUM, which increased post-Merger to $10.6 billion as of December 31, 2011. The Merger was primarily effected as a stock transaction with the result that the Company is more strongly capitalized as it acquired Legacy CIFC, including the rights to manage its CLO management contracts, without significantly increasing its long-term debt. In acquiring Legacy CIFC, the Company also acquired CypressTree Investment Management, LLC, a credit asset manager that Legacy CIFC acquired in December 2010, and CypressTree's CLO management contracts.

Following the Merger, management re-focused the combined Company as a fee-based corporate credit asset manager for third party investors. The Company, in a process that began in 2011 and most of which was completed by February 2012, exited non-core activities and assets, including the sales of (1) its residential mortgage-backed securities (“RMBS”) portfolio, (2) its rights to manage its sole European CLO, Gillespie CLO PLC (“Gillespie”), and (3) its investments in (and rights to manage) the DFR Middle Market CLO Ltd. (“DFR MM CLO”). While the Gillespie management contract did relate to the core business, the Company does not have a presence in Europe at this time. The Company received €5.3 million ($7.1 million) plus future contingent payments of €0.8 million ($1.1 million) for the sale of Gillespie. The DFR MM CLO assets likewise are related to the Company’s core expertise in corporate credit obligations, but management determined it not an efficient use of Company capital because (i) it did not generate contractual investment advisory fee revenues, (ii) the risk profile of the loans underlying the CLO securities held by the Company was not deemed suitable, and (iii) it tied up a substantial amount of capital. The Company's investments in the DFR MM CLO consisted of subordinated notes and debt with face amounts of $50.0 million and $19.0 million, respectively, for which the Company received $36.5 million (the Company previously received cumulative distributions of $57.0 million).

As a result of the transactions noted above, the Company’s cash position increased to approximately $100 million as of February 29, 2012. As the Company focuses on growing its core asset management business, management expects to utilize the Company’s cash to capitalize or seed new investment vehicles generating investment advisory fee revenues, including warehouses the Company may establish from time to time to facilitate launching new CLOs or other funds, and co-investments alongside third party investors in new CLOs managed by the Company.  The Company may also utilize cash and other sources of liquidity to consummate further strategic business combinations.

Prior to the Merger, both Legacy Deerfield and Legacy CIFC had acquired other asset managers.  CIFC is now comprised of four asset management subsidiaries, CIFC Asset Management LLC, Columbus Nova Credit Investments Management LLC, CypressTree Investment Management, LLC and Deerfield Capital Management LLC. All are operated jointly on Legacy CIFC’s investment management platform.

Following the Merger, the Company’s operations have been moved from Legacy Deerfield’s Rosemont, Illinois offices to Legacy CIFC’s office in New York, New York, now the Company’s headquarters.  Integration of the management teams is now complete, and recent additions to the management team include a new Chief Financial Officer, a new Chief Operating Officer and an executive for a newly created senior position, Head of Capital Markets & Distribution.

In January 2012, the Company closed CIFC CLO 2011-I which successfully priced in December 2011. The Company began earning investment advisory fees related to CIFC CLO 2011-I upon the January closing. The Company plans to launch additional CLOs and other credit-based asset management products subject to market conditions and other factors.

Share Repurchase Program

The Company today also announced that its Board of Directors has authorized a share repurchase program of up to $10 million of CIFC’s common stock. Under the program, the repurchases may be made in open-market or in private transactions and may be made pursuant to SEC Rule 10b5-1 trading plans. Shares may be repurchased from time to time and in such amounts as market conditions warrant, subject to price ranges set by management and regulatory considerations.

AEBT (Non-GAAP)

AEBT is a non-GAAP financial measurement that management utilizes to analyze, manage and present the Company’s performance. This non-GAAP financial measurement was developed by management after the Merger given the Company’s decision to focus on its core asset management business. AEBT replaces Core Earnings, a non-GAAP measurement the Company previously disclosed, as management believes that AEBT is a superior metric to Core Earnings for managing and presenting the performance of its business. The Company believes AEBT reflects the nature and substance of the business and the economic results driven by investment advisory fee revenues from the management of client funds, which today are primarily CLOs.

The Company is required under GAAP to consolidate certain variable interest entities, which include certain of the CLOs the Company manages as further described below.  This required consolidation results in a presentation that materially differs from the way management views the business and as a result management developed AEBT, a non-GAAP metric for measuring the performance of its core business.

To derive AEBT, the Company starts with the GAAP statement of operations, deconsolidates all of the CLOs and CDOs consolidated by the Company (excluding the DFR MM CLO) (the “Consolidated CLOs”) and then eliminates and adjusts certain other items. This is provided in detail in Exhibits 1.1 to 1.4.

AEBT includes the following:

1.               Investment advisory fees net of any fee sharing arrangements;

2.               Net investment and interest income as follows:

a.               Distributions on CLO subordinated notes (also known as “CLO equity”);

b.              Interest income on CLO debt investments;

c.               Net investment and interest income from balance sheet investments (which included RMBS until the liquidation of that portfolio);

d.              Net investment and interest income includes (i) net interest income from warehouses the Company may establish from time to time to facilitate launching new CLOs or other funds and (ii) gains (losses) on assets within any such warehouses, determined and accrued upon formalizing a transaction (not upon settlement);

e.               Realized gains (losses) from dispositions of core assets;

3.               Routine expenses directly attributable to generating revenues;

4.               Corporate interest expense;

5.               Depreciation and amortization expenses of operating fixed assets.

AEBT excludes the following:

1.               Realized and unrealized gains (losses) on dispositions of legacy non-core assets;

2.               Unrealized gains (losses) on core assets;

3.               Non-recurring operating expenses, and one-time strategic transaction expenses (such as expenses related to the Merger);

4.               Non-cash expenses such as amortization and impairment of intangible assets;

5.               Income taxes.

A detailed calculation of AEBT and a reconciliation between GAAP net income (loss) attributable to CIFC Corp. and AEBT is set forth in Exhibits 1.1 to 1.4 to this press release.

AEBT may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measurement that is not based on a comprehensive set of accounting rules or principles and therefore, may be defined differently by other companies. In addition, AEBT should be considered an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

AEBT totaled $6.6 million and $25.0 million for the quarter and year ended December 31, 2011, respectively, and $10.8 million and $19.6 million for the quarter and year ended December 31, 2010, respectively.

Net Revenues

Investment Advisory Fees

During the quarter and year ended December 31, 2011 and 2010, the Company earned investment advisory fees from its management of CLOs, CDOs, separately managed accounts and other investment products. Investment advisory fees from the Company’s management of CLOs and CDOs totaled $12.2 million and $40.3 million for the quarter and year ended December 31, 2011, respectively, and $9.8 million and $29.5 million for the quarter and year ended December 31, 2010, respectively. Investment advisory fees increased primarily as result of the Merger.

Investment advisory fees from CLOs comprised 90% and 83% of total investment advisory fees the Company earned in 2011 and 2010, respectively.

Net Investment and Interest income

Net investment and interest income totaled $5.5 million and $22.7 million for the quarter and year ended December 31, 2011, respectively, and $9.7 million and $24.6 million for the quarter and year ended December 31, 2010, respectively. The quarterly and yearly net declines in net investment and interest income are based on several factors, the most significant of which were 1) liquidation of the Company’s RMBS portfolio in the second quarter of 2011, 2) net investment and interest income underlying a total return swap agreement (the “Warehouse TRS”) which the warehouse entity (the “Warehouse SPV”) used to accumulate loans to facilitate launching CIFC CLO 2011-I, and 3) timing differences of distributions from the Company’s investments in the DFR MM CLO.

Expenses

Expenses totaled $11.2 million and $38.6 million for the quarter and year ended December 31, 2011, respectively, and $8.7 million and $35.1 million for the same periods in 2010. The increases were primarily the result of increases in compensation and benefits of $2.0 million and $5.9 million and professional services of $0.6 million and $0.9 million for the quarter and year ended December 31, 2011, respectively, as compared to the same periods in 2010. The increases in compensation and benefits and professional services during the periods are primarily the result of the Merger. Following completion of the Merger, management began executing a plan to realize the expected economies of scale of the combined company through a reduction of the workforce. In addition, several revenue producing activities that were viewed as non-core to the Company’s business were wound down. Rationalization activities are expected to continue at a more modest level through the second quarter of 2012.

These increases in expenses from the prior year were partially offset by reductions in general and administrative expenses. The reduction in corporate interest expense was primarily the result of the June 9, 2010 discharge of the $73.9 million in aggregate principal outstanding of senior notes for $55.0 million plus accrued interest. This discharge was accomplished with the proceeds from the issuance of $25.0 million in aggregate principal amount of convertible notes and other available cash. While the convertible notes are accruing interest at a higher effective interest rate than the senior notes, the substantially lower outstanding principal amount resulted in a decrease in corporate interest expense.

The following table represents the Company’s AEBT, Adjusted EBIT, and Adjusted EBITDA for the quarter and year ended December 31, 2011 and 2010:

AEBT Summary:

	Quarter ended December 31,		Variance	Year ended December 31,		Variance
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(In thousands)
Revenues
Investment advisory fees	$12,361	$9,794	$2,567	$40,878	$30,121	$10,757
Net investment and interest income:
Investment and interest income	6,136	9,876	(3,740)	24,377	25,503	(1,126)
Interest expense	643	197	446	1,680	928	752
Net investment and interest income	5,493	9,679	(4,186)	22,697	24,575	(1,878)
Total net revenues	17,854	19,473	(1,619)	63,575	54,696	8,879

Expenses
Compensation and benefits	5,768	3,783	1,985	19,719	13,847	5,872
Professional services	1,951	1,391	560	5,835	4,925	910
Insurance expense	466	744	(278)	1,790	2,903	(1,113)
Other general and administrative expenses	1,061	847	214	3,498	4,169	(671)
Depreciation and amortization	88	199	(111)	551	881	(330)
Occupancy	458	374	84	1,495	1,668	(173)
Corporate interest expense	1,456	1,370	86	5,678	6,688	(1,010)
Total expenses	11,248	8,708	2,540	38,566	35,081	3,485

AEBT (1)	$6,606	$10,765	$(4,159)	$25,009	$19,615	$5,394

Adjusted EBIT (2)	$8,062	$12,135	$(4,073)	$30,687	$26,303	$4,384

Adjusted EBITDA (3)	$8,150	$12,334	$(4,184)	$31,238	$27,184	$4,054

(1)                                  See detailed reconciliations between net income (loss) attributable to CIFC Corp., the most comparable GAAP financial measure, and AEBT in Exhibits 1.1 to 1.4.

(2)                                  Adjusted EBIT is AEBT excluding corporate interest expense.

(3)                                  Adjusted EBITDA is Adjusted EBIT excluding depreciation and amortization of operating fixed assets.

GAAP Operating Results

Net loss attributable to CIFC Corp. was $22.5 million, or $1.10 of net loss per share for the quarter ended December 31, 2011, compared to net income attributable to CIFC Corp. of $76.2 million, or $4.76 of diluted net earnings per share for the quarter ended December 31, 2010.  Net loss attributable to CIFC Corp. was $32.6 million, or $1.82 of net loss per share for the year ended December 31, 2011 compared to net income attributable to CIFC Corp. of $85.9 million, or $7.81 of diluted net earnings per share for the year ended December 31, 2010.

The $98.7 million and $118.5 million declines in net income attributable to CIFC Corp. for the quarter and year ended December 31, 2011, compared to the prior year periods, were materially affected by increases in income tax expense of $79.8 million and $73.6 million, respectively.  During the fourth quarter of 2010 the Company released the valuation allowance against its net deferred tax assets of $68.8 million which contributed significantly to the income tax benefits recorded within the consolidated statements of operations for the quarter and year ended December 31, 2010.  In addition, net income attributable to CIFC Corp. included net losses of $9.7 million and $14.7 million related to the consolidation of DFR MM CLO for the quarter and year ended December 31, 2011, respectively, compared to net income of $4.5 million and $16.8 million during the prior year periods.  The declines in consolidated net income of DFR MM CLO of $14.2 million and $31.5 million for the quarter and year ended December 31, 2011, respectively, were primarily related to the markdown of the loan positions within DFR MM CLO to net realizable value during the year ended December 31, 2011 as a result of the pending sale of the Company’s investments in and rights to manage DFR MM CLO.

Total expenses increased by $8.3 million and $13.5 million for the quarter and year ended December 31, 2011, respectively, compared to the prior year periods.  In addition to the expense increases already discussed above within the AEBT discussion, the Company experienced increases in depreciation and amortization expense as compared to the prior year periods as a result of the amortization of significant intangible assets acquired in the Merger. The year ended December 31, 2011 also included restructuring charges associated with the Merger, expenses related to the launch of CIFC CLO 2011-I and the sale of the Company’s investments in and rights to manage the DFR MM CLO.

The net results of the consolidated CLOs and CDOs are included in the net income (loss) attributable to non-controlling interests (which generally is comprised of the debt and subordinated note investments of third parties in these CLOs and CDOs) on the consolidated statement of operations.  These results are primarily driven by the changes in fair value of the assets and liabilities of the consolidated CLOs and CDOs.  These results are not indicative of the performance of the consolidated CLOs and CDOs or the cash distributions received by investors from such consolidated CLOs and CDOs.

AUM

Investment advisory fees earned from investment products the Company manages on behalf of third party investors are the Company’s primary source of revenue. These fees typically consist of management fees based on the account’s assets and, in some cases, incentive fees based on the profits the Company generates for the account.

The following table summarizes the AUM for the Company’s significant investment product categories:

	December 31, 2011		September 30, 2011		December 31, 2010
	Number of		Number of		Number of
	Accounts	AUM (1)	Accounts	AUM (1)	Accounts	AUM (1)
		(In thousands)		(In thousands)		(In thousands)

CLOs (2)	29	$10,555,255	29	$10,698,765	16	$5,468,802
ABS CDOs	10	2,931,478	10	3,029,217	10	3,342,028
Corporate Bond CDOs	4	271,072	4	329,570	4	485,718
Total AUM (3)	43	$13,757,805	43	$14,057,552	30	$9,296,548

(1)                                  AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CLOs and CDOs and are as of the date of the last trustee report received for each CLO and CDO prior to the respective AUM date. The AUM for the Company’s Euro-denominated CLO and CDO has been converted into U.S. dollars using the spot rate of exchange as of the respective AUM date.

(2)                                  Subsequent to December 31, 2011, the Company (i) successfully launched CIFC CLO 2011-I which is expected to achieve a AUM level of approximately $400.0 million, (ii) completed the sale of its investments in and rights to manage the DFR MM CLO with AUM of $152.9 million as of December 31, 2011, and (iii) sold its rights to manage its sole European CLO with AUM of $324.2 million as of December 31, 2011.

(3)                                  Total AUM for December 31, 2011, September 30, 2011 and December 31, 2010 included $152.9 million, $182.0 million and $262.4 million, respectively, related to DFR MM CLO. Deerfield Capital Management LLC, one of the Company’s indirect wholly-owned subsidiaries, managed DFR MM CLO during these periods but was not contractually entitled to receive any management fees therefrom for as long as all of the subordinated notes issued by DFR MM CLO were held by Deerfield Capital LLC or an affiliate thereof.

During the quarter ended December 31, 2011, total AUM decreased by $0.3 billion, primarily as a result of expected declines in AUM on certain CLOs and CDOs which are out of their reinvestment periods and which used proceeds to repay debt securities issued by those CLOs and CDOs.  During the year ended December 31, 2011, total AUM increased by $4.5 billion, primarily as a result of the increase in CLO AUM of $5.1 billion as a result of the Merger.

Liquidity

As of December 31, 2011, total liquidity was comprised of unrestricted cash and cash equivalents of $36.0 million. In addition to cash and cash equivalents, on a deconsolidated basis, as of December 31, 2011 the Company had its investment in DFR MM CLO, its investment in the Warehouse SPV and $7.0 million of other investments in certain CLOs the Company manages which management views as other sources of potential liquidity.

During January 2012, the Company settled its obligations under the Warehouse TRS and launched the new CLO, CIFC CLO 2011-I.  The Company received proceeds of $47.4 million upon the settlement of the Warehouse TRS, of which it invested $17.4 million in the subordinated notes of CIFC CLO 2011-I and paid $3.6 million in expenses related to the launch of CIFC CLO 2011-I. During January 2012 the Company also completed the sale of its rights to manage its sole European CLO, Gillespie, for a $7.1 million payment on the closing date and future deferred payments up to approximately $1.1 million. During February 2012, the Company completed the sale of its investments in and rights to manage the DFR MM CLO for an aggregate price of $36.5 million. Prior to this sale, the Company’s investments in the DFR MM CLO consisted of 100% of the residual tranche of subordinated notes with a face amount of $50.0 million and debt with a face amount of $19.0 million. In addition to the sale proceeds of $36.5 million, the Company had already received distributions on its investments in the DFR MM CLO, from the date of its initial investment through December 31, 2011, totaling $57.0 million. As of February 29, 2012, the Company’s cash position increased to approximately $100 million.

About the Company

The Company, based in New York, is one of the largest independent senior secured corporate loan managers globally. The Company believes its investment model is a highly differentiated combination of quantitative analytics, fundamental credit expertise and market valuation capabilities to provide value added for investors. The Company’s heritage CIFC CLO fund family has market leading performance in the U.S. managed CLO segment. The firm managed $10.6 billion across 29 CLOs as of December 31, 2011 and 28 CLOs as of March 29, 2012 serving more than 200 institutional investors in North America, Europe, Asia and Australia. For more information, please visit the Company’s website at www.cifc.com.

NOTES TO PRESS RELEASE

Certain statements in this press release are forward-looking statements, as permitted by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made, various operating assumptions and predictions as to future facts and conditions, which may be difficult to accurately make and involve the assessment of events beyond the Company’s control.

Caution must be exercised in relying on forward-looking statements. The Company’s actual results may differ materially from the forward-looking statements contained in this press release as a result of the following factors, among others:  reductions in the Company’s assets under management and related investment advisory and incentive fee revenue; the Company’s ability to complete future CLO transactions, including the Company’s ability to effectively finance such transactions through warehouse facilities and the amounts the Company might be required to invest in new CLO transactions, and the Company’s ability to assume or otherwise acquire additional CLO management contracts on favorable terms, or at all; the Company’s ability to accumulate sufficient qualified loans in its warehouse facilities and the Company’s exposure to market price risk and credit risk of the loan assets held in such warehouse facilities; the Company’s ability to make investments in new investment products, realize fee-based income under its investment management agreements, grow its fee-based income and deliver strong investment performance, the Company’s failure to realize the expected benefits of the Merger and the acquisition of Columbus Nova Credit Investments Management, LLC; competitive conditions impacting the Company and the assets managed by the Company; the Company’s ability to attract and retain qualified personnel; the Company’s receipt of future CLO subordinated investment advisory fees on a current basis; the impact of certain accounting policies, including the required consolidation of numerous investment products that the Company manages into its financial statements on (i) investors’ understanding of the Company’s actual business and financial performance, and (ii) the Company’s ability to clearly communicate management’s view of such business and financial performance; the current economic environment in the United States; disruptions to the credit and financial markets in the United States and globally; the impact of the downgrade of the United States credit rating; and contractions or limited growth as a result of uncertainty in the United States economy; the ability of DFR Holdings, LLC and CIFC Parent Holdings, LLC to exercise substantial control over the Company’s business; impairment charges or losses initiated by adverse industry or market developments or other facts or circumstances; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the impact of pending legislation and regulations or changes in, and the Company’s ability to remain in compliance with laws, regulations or government policies affecting its business, including investment management regulations and accounting standards;  the Company’s business prospects, the business prospects of and risks facing the companies in which the Company invests and the Company’s ability to identify material risks facing such companies; the ability to maintain the Company’s exemption from registration as an investment company pursuant to the Investment Company Act of 1940; reductions in the fair value of the Company’s assets; limitations imposed by the Company’s existing indebtedness and the Company’s ability to access capital markets on commercially reasonable terms; the Company’s ability to maintain adequate liquidity; fluctuation of the Company’s quarterly results from quarter to quarter; and other risks described from time to time in the Company’s filings with the SEC.

The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statement to reflect subsequent events, new information or circumstances arising after the date hereof. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and it does not endorse any projections regarding future performance that may be made by third parties.

Exhibit 1.1

The table below provides a reconciliation between the net income (loss) attributable to CIFC Corp. and AEBT, a non-GAAP measurement used by management, for the quarter ended December 31, 2011:

	Quarter ended December 31, 2011
	Consolidated	Consolidation	Deconsolidated	Reconciling and		Adjusted Totals
	GAAP	Adjustments (1)	GAAP	Non-Recurring Items		To Compute AEBT
	(In thousands)
Revenues
Investment advisory fees	$3,334	$11,679	$15,013	$(2,652)	(2)	$12,361
Net investment and interest income:
Investment and Interest income	3	741	744	5,392	(3)	6,136
Interest expense	1	—	1	642	(4)	643
Net investment and interest income	2	741	743	4,750		5,493
Total net revenues	3,336	12,420	15,756	2,098		17,854

Expenses
Compensation and benefits	5,768	—	5,768	—		5,768
Professional services	5,227	—	5,227	(3,276)	(5)	1,951
Insurance expense	466	—	466	—		466
Other general and administrative expenses	1,061	—	1,061	—		1,061
Depreciation and amortization	4,851	—	4,851	(4,763)	(6)	88
Occupancy	458	—	458	—		458
Corporate interest expense	—	—	—	1,456	(7)	1,456
Impairment of intangible assets	718		718	(718)	(8)	—
Restructuring charges	(418)	—	(418)	418	(9)	—
Total expenses	18,131	—	18,131	(6,883)		11,248

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(3,185)	(147)	(3,332)	3,332	(10)	—
Corporate interest expense	(1,456)	—	(1,456)	1,456	(7)	—
Strategic transactions expenses	—	—	—	—		—
Other, net	(2)	—	(2)	2	(10)	—
Net other income (expense) and gain (loss)	(4,643)	(147)	(4,790)	4,790		—

Operating income (loss)	(19,438)	12,273	(7,165)	13,771		6,606

Net results of Consolidated Variable Interest Entities	26,467	(30,304)	(3,837)	3,837	(11)	—

Loss before income tax expense (benefit)	7,029	(18,031)	(11,002)	17,608		6,606
Income tax expense (benefit)	11,503	—	11,503	(11,503)	(12)	—

Net loss	(4,474)	(18,031)	(22,505)	29,111		6,606
Net gain attributable to noncontrolling interest and Consolidated Variable Interest Entities	(18,031)	18,031	—	—		—
Net income (loss) attributable to CIFC Corp.	$(22,505)	$—	$(22,505)	$29,111		$6,606	(A)

Exhibit 1.2

The table below provides a reconciliation between the net income (loss) attributable to CIFC Corp. and AEBT, a non-GAAP measurement used by management, for the quarter ended December 31, 2010:

	Quarter ended December 31, 2010
	Consolidated	Consolidation	Deconsolidated	Reconciling and		Adjusted Totals
	GAAP	Adjustments (1)	GAAP	Non-Recurring Items		To Compute AEBT
	(In thousands)
Revenues
Investment advisory fees	$2,946	$6,848	$9,794	$—		$9,794
Net investment and interest income:
Investment and Interest income	1,598	757	2,355	7,521	(3)	9,876
Interest expense	197	—	197	—		197
Net investment and interest income	1,401	757	2,158	7,521		9,679
Total net revenues	4,347	7,605	11,952	7,521		19,473

Expenses
Compensation and benefits	4,510	—	4,510	(727)	(13)	3,783
Professional services	1,391	—	1,391	—		1,391
Insurance expense	744	—	744	—		744
Other general and administrative expenses	847	—	847	—		847
Depreciation and amortization	1,924	—	1,924	(1,725)	(6)	199
Occupancy	374	—	374	—		374
Corporate interest expense	—	—	—	1,370	(7)	1,370
Impairment of intangible assets	—	—	—	—		—
Total expenses	9,790	—	9,790	(1,082)		8,708

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	1,400	2,099	3,499	(3,499)	(10)	—
Corporate interest expense	(1,370)	—	(1,370)	1,370	(7)	—
Other, net	(85)	—	(85)	85	(10)	—
Net other income (expense) and gain (loss)	(1,598)	2,099	501	(501)		—

Operating income (loss)	(7,041)	9,704	2,663	8,102		10,765

Net results of Consolidated Variable Interest Entities	(35,019)	39,540	4,521	(4,521)	(11)	—

Loss before income tax expense (benefit)	(42,060)	49,244	7,184	3,581		10,765
Income tax expense (benefit)	(68,271)	—	(68,271)	68,271	(12)	—

Net loss	26,211	49,244	75,455	(64,690)		10,765
Net loss attributable to noncontrolling interest and Consolidated Variable Interest Entities	50,009	(50,009)	—	—		—
Net income (loss) attributable to CIFC Corp.	$76,220	$(765)	$75,455	$(64,690)		$10,765	(A)

Exhibit 1.3

The table below provides a reconciliation between the net income (loss) attributable to CIFC Corp. and AEBT, a non-GAAP measurement used by management, for the year ended December 31, 2011:

	Year ended December 31, 2011
	Consolidated	Consolidation	Deconsolidated	Reconciling and		Adjusted Totals
	GAAP	Adjustments (1)	GAAP	Non-Recurring Items		To Compute AEBT
	(In thousands)
Revenues
Investment advisory fees	$11,455	$35,942	$47,397	$(6,519)	(2)	$40,878
Net investment and interest income:
Investment and Interest income	3,332	3,455	6,787	17,590	(3)	24,377
Interest expense	350	—	350	1,330	(4)	1,680
Net investment and interest income	2,982	3,455	6,437	16,260		22,697
Total net revenues	14,437	39,397	53,834	9,741		63,575

Expenses
Compensation and benefits	19,993	—	19,993	(274)	(13)	19,719
Professional services	9,111	—	9,111	(3,276)	(5)	5,835
Insurance expense	1,790	—	1,790	—		1,790
Other general and administrative expenses	3,498	—	3,498	—		3,498
Depreciation and amortization	16,423	—	16,423	(15,872)	(6)	551
Occupancy	1,495	—	1,495	—		1,495
Corporate interest expense	—	—	—	5,678	(7)	5,678
Impairment of intangible assets	1,822	—	1,822	(1,822)	(8)	—
Restructuring charges	3,686	—	3,686	(3,686)	(9)	—
Total expenses	57,818	—	57,818	(19,252)		38,566

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	1,910	(2,529)	(619)	619	(10)	—
Corporate interest expense	(5,678)	—	(5,678)	5,678	(7)	—
Strategic transactions expenses	(1,459)	—	(1,459)	1,459	(14)	—
Other, net	5	—	5	(5)	(10)	—
Net other income (expense) and gain (loss)	(5,222)	(2,529)	(7,751)	7,751		—

Operating income (loss)	(48,603)	36,868	(11,735)	36,744		25,009

Net results of Consolidated Variable Interest Entities	(288,171)	274,294	(13,877)	13,877	(11)	—

Loss before income tax expense (benefit)	(336,774)	311,162	(25,612)	50,621		25,009
Income tax expense (benefit)	6,980	—	6,980	(6,980)	(12)	—

Net loss	(343,754)	311,162	(32,592)	57,601		25,009
Net loss attributable to noncontrolling interest and Consolidated Variable Interest Entities	311,162	(311,162)	—	—		—
Net income (loss) attributable to CIFC Corp.	$(32,592)	$—	$(32,592)	$57,601		$25,009	(A)

Exhibit 1.4

The table below provides a reconciliation between the net income (loss) attributable to CIFC Corp. and AEBT, a non-GAAP measurement used by management, for the year ended December 31, 2010:

	Year ended December 31, 2010
	Consolidated	Consolidation	Deconsolidated	Reconciling and		Adjusted Totals
	GAAP	Adjustments (1)	GAAP	Non-Recurring Items		To Compute AEBT
	(In thousands)
Revenues
Investment advisory fees	$12,002	$18,119	$30,121	$—		$30,121
Net investment and interest income:
Investment and Interest income	8,093	1,795	9,888	15,615	(3)	25,503
Interest expense	928	—	928	—		928
Net investment and interest income	7,165	1,795	8,960	15,615		24,575
Total net revenues	19,167	19,914	39,081	15,615		54,696

Expenses
Compensation and benefits	14,918	—	14,918	(1,071	) (13)	13,847
Professional services	4,925	—	4,925	—		4,925
Insurance expense	2,903	—	2,903	—		2,903
Other general and administrative expenses	4,697	—	4,697	(528	) (15)	4,169
Depreciation and amortization	12,618	—	12,618	(11,737	) (6)	881
Occupancy	1,668	—	1,668	—		1,668
Corporate interest expense	—	—	—	6,688	(7)	6,688
Impairment of intangible assets	2,566	—	2,566	(2,566	) (8)	—
Total expenses	44,295	—	44,295	(9,214)		35,081

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(1,047)	4,754	3,707	(3,707	) (10)	—
Corporate interest expense	(6,688)	—	(6,688)	6,688	(7)
Strategic transactions expenses	(5,565)	—	(5,565)	5,565	(14)	—
Net gain on the discharge of the Senior Notes	17,418	—	17,418	(17,418	) (16)	—
Other, net	(1,046)	—	(1,046)	1,046	(10)	—
Net other income (expense) and gain (loss)	3,072	4,754	7,826	(7,826)		—

Operating income (loss)	(22,056)	24,668	2,612	17,003		19,615

Net results of Consolidated Variable Interest Entities	(58,804)	75,543	16,739	(16,739	) (11)	—

Loss before income tax expense (benefit)	(80,860)	100,211	19,351	264		19,615
Income tax expense (benefit)	(66,570)	—	(66,570)	66,570	(12)	—

Net loss	(14,290)	100,211	85,921	(66,306)		19,615
Net loss attributable to noncontrolling interest and Consolidated Variable Interest Entities	100,211	(100,211)	—	—		—
Net income (loss) attributable to CIFC Corp.	$85,921	$—	$85,921	$(66,306)		$19,615	(A)

(A)	Represents AEBT.
(1)	Adjustments to eliminate the impact of the Consolidated CLOs.
(2)	Adjustments to reflect AEBT net of fee sharing arrangements.

(3)

The establishment of interest income for distributions received on the Company’s investments in the DFR MM CLO and interest income and realized gains (losses) underlying the Warehouse TRS. During the periods presented, the Company owned 100% of the subordinated notes of DFR MM CLO and was required to consolidate DFR MM CLO.  As management views the economic impact of the Company’s investments in DFR MM CLO as the distributions received on those investments, the calculation of AEBT eliminates the GAAP net income (loss) on DFR MM CLO (included within Net Results of Consolidated Variable Interest Entities) and includes the distributions received on the Company’s investments in DFR MM CLO.  As management views the economic impact of the Warehouse TRS to be similar to a traditional warehouse borrowing arrangement, the calculation of AEBT eliminates the GAAP net income (loss) on the Warehouse TRS (included within Net Results of Consolidated Variable Interest Entities) and includes the net interest income and gains (losses) underlying the Warehouse TRS. This includes a loss of $1.4 million determined and accrued upon formalizing a transaction (not upon settlement).

(4)	Adjustment establishes interest expense underlying the Warehouse TRS.
(5)

Elimination of certain professional fees related to the launch of CIFC CLO 2001-I and the sale of the Company’s investments in DFR MM CLO. While the launch of new CLOs is expected to be part of the Company’s ongoing core asset management activities, the Company does not expect to bear similar significant professional fees associated with the issuance of additional new CLOs. In addition, eliminates the benefit of the insurance settlement received related to the reimbursement of legal fees associated with the Company’s settlement with the SEC.

(6)

Elimination of intangible asset amortization. The adjustment for the year ended December 31, 2010 also includes $5.5 million of non-recurring accelerated depreciation and amortization expense related to certain leasehold improvements and equipment the Company abandoned in connection with its relocation to a new office space on April 30, 2010.

(7)	Reclassification of corporate interest expense from other income (expense) and gain (loss) to expenses.
(8)	Elimination of impairment charges on intangible assets.
(9)	Elimination of restructuring charges.
(10)	Elimination of net gains (losses) on the Company’s proprietary investments and items (primarily non-recurring in nature) which are included within Other, net.
(11)	Elimination of the GAAP net income (loss) related to the DFR MM CLO, the Warehouse TRS and Deerfield Pegasus Loan Capital LP (“DPLC”).
(12)	Elimination of income tax expense (benefit).
(13)	Elimination of certain incentive compensation related to certain net gains (losses) on investments which are not included as a component of AEBT.
(14)	Elimination of strategic transactions expenses.
(15)	Elimination of the non-recurring expense related to the warrants issued during 2010.
(16)	Elimination of the non-recurring gain on the discharge of the senior notes.

Exhibit 2.1

Results of Consolidated Operations Pursuant to GAAP

The following table presents the Company’s comparative condensed consolidated statement of operations for the quarter and years ended December 31, 2011 and 2010. Certain amounts in the condensed statements of operations for the quarter and year ended December 31, 2010 have been reclassified to conform to the presentation for the quarter and year ended December 31, 2011.

	Quarter ended December 31,		Variance	Year ended December 31,		Variance
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(In thousands, except share and per share amounts)
Revenues
Investment advisory fees	$3,334	$2,946	$388	$11,455	$12,002	$(547)
Net investment and interest income:
Investment and Interest income	3	1,598	(1,595)	3,332	8,093	(4,761)
Interest expense	1	197	(196)	350	928	(578)
Net investment and interest income	2	1,401	(1,399)	2,982	7,165	(4,183)
Total net revenues	3,336	4,347	(1,011)	14,437	19,167	(4,730)

Expenses
Compensation and benefits	5,768	4,510	1,258	19,993	14,918	5,075
Professional services	5,227	1,391	3,836	9,111	4,925	4,186
Insurance expense	466	744	(278)	1,790	2,903	(1,113)
Other general and administrative expenses	1,061	847	214	3,498	4,697	(1,199)
Depreciation and amortization	4,851	1,924	2,927	16,423	12,618	3,805
Occupancy	458	374	84	1,495	1,668	(173)
Impairment of intangible assets	718	—	718	1,822	2,566	(744)
Restructuring charges	(418)	—	(418)	3,686	—	3,686
Total expenses	18,131	9,790	8,341	57,818	44,295	13,523

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(3,185)	1,400	(4,585)	1,910	(1,047)	2,957
Corporate interest expense	(1,456)	(1,370)	(86)	(5,678)	(6,688)	1,010
Strategic transactions expenses	—	(1,543)	1,543	(1,459)	(5,565)	4,106
Net gain on the discharge of the Senior Notes	—	—	—	—	17,418	(17,418)
Other, net	(2)	(85)	83	5	(1,046)	1,051
Net other income (expense) and gain (loss)	(4,643)	(1,598)	(3,045)	(5,222)	3,072	(8,294)

Operating income (loss)	(19,438)	(7,041)	(12,397)	(48,603)	(22,056)	(26,547)

Results of Consolidated Variable Interest Entities
Net gain (loss) from activities of Consolidated Variable Interest Entities	28,385	(26,834)	55,219	(281,459)	(37,335)	(244,124)
Expenses of Consolidated Variable Interest Entities	(1,918)	(8,185)	6,267	(6,712)	(21,469)	14,757
Net results of Consolidated Variable Interest Entities	26,467	(35,019)	61,486	(288,171)	(58,804)	(229,367)

(Gain) Loss before income tax expense (benefit)	7,029	(42,060)	49,089	(336,774)	(80,860)	(255,914)
Income tax expense (benefit)	11,503	(68,271)	79,774	6,980	(66,570)	73,550

Net gain (loss)	(4,474)	26,211	(30,685)	(343,754)	(14,290)	(329,464)
Net (gain) loss attributable to noncontrolling interest and Consolidated Variable Interest Entities	(18,031)	50,009	(68,040)	311,162	100,211	210,951
Net income (loss) attributable to CIFC Corp.	$(22,505)	$76,220	$(98,725)	$(32,592)	$85,921	$(118,513)

Earnings (loss) per share -
Basic	$(1.10)	$6.69	$(7.79)	$(1.82)	$9.16	$(10.98)
Diluted	$(1.10)	$4.76	$(5.86)	$(1.82)	$7.81	$(9.63)

Weighted-average number of shares outstanding -
Basic	20,426,118	11,397,864		17,892,184	9,378,964
Diluted	20,426,118	15,608,724		17,892,184	11,762,550